    Exhibit 99.1

May 3, 2021	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces First Quarter 2021 Financial Results
Declares Second Quarter Dividend;
Reaffirms 2021 Financial Guidance

TULSA, Okla. - May 3, 2021 - ONE Gas, Inc. (NYSE: OGS) today announced its first quarter 2021 financial results, declared its quarterly dividend and reaffirmed its 2021 financial guidance.

FIRST QUARTER 2021 FINANCIAL RESULTS & HIGHLIGHTS

•First quarter 2021 net income was $95.6 million, or $1.79 per diluted share, compared with $91.7 million, or $1.72 per diluted share, in the first quarter 2020;
•Actual heating degree days across the company's service areas were 5,600 in the first quarter 2021, 7% colder than normal and 19% colder than the same period last year;
•In March 2021, the company issued $1.7 billion of 2- and 3-year fixed rate senior notes and $800 million of 2-year floating rate senior notes, with proceeds used for general corporate purposes, including payment of gas purchase costs resulting from Winter Storm Uri;
•In March 2021, the company amended, extended and upsized its revolving credit agreement to $1 billion from $700 million and terminated its $250 million 364-day Credit Agreement; and
•The board of directors declared a quarterly dividend of $0.58 per share, or $2.32 per share on an annualized basis, payable on June 1, 2021, to shareholders of record at the close of business on May 17, 2021.

"Since we first reported on the operational and financial impact of Winter Storm Uri in February, we have worked collaboratively with our regulators and legislators to minimize the financial impact to our customers," said Pierce H. Norton II, president and chief executive officer. "We are pleased that legislation has been passed and signed by the governors in Kansas and Oklahoma, and is being considered in Texas, to allow securitization as a means to finance the extraordinary costs associated with the storm. Our customers will benefit from the lower cost to issue securitized debt relative to other alternatives.

"Despite this focus on the storm, ONE Gas has not lost sight of our environmental, social and governance initiatives," added Norton. "We know natural gas will serve a critical role as the nation transforms to a cleaner energy future, with many types of energy resources working together to
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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

provide a secure, reliable and affordable energy delivery system. We are committed to continuing to reduce emissions from our direct and indirect operations through existing best practices and new technologies."

2021 WINTER STORM URI

In February 2021, the U.S. experienced Winter Storm Uri, a historic winter weather event impacting supply, market pricing and demand for natural gas in a number of states, including in ONE Gas service territories. Due to the nature of this storm, the company experienced unforeseeable and unprecedented market pricing for gas costs in its Kansas, Oklahoma and Texas jurisdictions, which resulted in aggregated natural gas purchases for the month of February of approximately $2.1 billion.

On February 22, 2021, the company entered into a $2.5 billion two-year unsecured term loan facility (the "ONE Gas 2021 Term Loan Facility") as part of the financing of its natural gas purchases in order to provide sufficient liquidity to satisfy the company's obligations as a result of the storm.

On March 11, 2021, the company issued $1.0 billion of 0.85% senior notes due 2023, $700 million of 1.10% senior notes due 2024, and $800 million of floating-rate senior notes due 2023. The floating-rate senior notes bear interest at a rate equal to three-month LIBOR plus 61 basis points per year reset quarterly for the applicable interest period (0.79% at March 31, 2021). The net proceeds from the issuance were used for general corporate purposes, including payment of gas purchase costs resulting from Winter Storm Uri. The net proceeds of the March 2021 debt issuance reduced the commitments under the ONE Gas 2021 Term Loan Facility on a dollar-for-dollar basis, and as a result no commitments remained outstanding and the facility was terminated concurrently with the closing of the debt issuance.

Regulatory Update

The Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC) and the Railroad Commission of Texas (RRC) each authorized utilities, including local natural gas distribution companies, to record regulatory assets to account for the extraordinary costs associated with this winter weather event, including but not limited to gas purchase costs and other costs related to the procurement and transportation of gas supply, carrying costs and other operational costs. These costs will be subject to review for reasonableness and accuracy in future regulatory proceedings in each jurisdiction.

In accordance with the regulatory orders, ONE Gas has deferred approximately $2.0 billion in costs associated with Winter Storm Uri, which includes $1.3 billion of costs attributable to Oklahoma Natural Gas customers, $381 million attributable to Kansas Gas Service customers and $295 million attributable to Texas Gas Service customers.

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

Kansas

In April 2021, a bill permitting utilities to individually pursue securitization to finance extraordinary expenses, such as fuel costs incurred during extreme weather events, was signed into law by the Kansas governor. This bill gives the KCC authority to oversee and authorize the issuance of ratepayer-backed securitized bonds issued by a public utility.

Pursuant to this legislation, Kansas Gas Service can submit an application to the KCC for a financing order authorizing extraordinary costs approved for recovery, the period over which costs will be recovered, and other such specifications necessary for the issuance of securitized bonds. The KCC will have 180 days to consider the application. Following KCC approval, the company can begin the process to issue the securitized bonds.

Oklahoma

In April 2021, a bill permitting the state to pursue securitized financing of extraordinary expenses, such as fuel costs, financing costs and other operational costs incurred by regulated utilities during extreme weather events, was signed into law by the Oklahoma governor.

Pursuant to this legislation, Oklahoma Natural Gas will submit an application to the OCC for a financing order authorizing extraordinary costs approved for recovery, the period over which costs will be recovered, and other such specifications necessary for the issuance of securitized bonds. The OCC will have 180 days to consider the application. After issuance of the financing order by the OCC, the Oklahoma Development Finance Authority has 24 months to complete the process to issue the securitized bonds.

On April 29, 2021, Oklahoma Natural Gas submitted an initial application requesting a financing order pursuant to this legislation. In the application, Oklahoma Natural Gas states it will file a motion with all required components pursuant to the legislation for the issuance of a financing order. Upon filing the supplemental motion, the OCC will have 180 days to issue an order regarding Oklahoma Natural Gas' application.

Texas

In April 2021, a bill permitting the state to pursue securitized financing of extraordinary expenses, such as fuel costs, financing costs and other operational costs incurred during extreme weather events, was proposed and is advancing in the Texas legislature. This proposed bill would give the RRC the authority to oversee and authorize the issuance of ratepayer-backed securitized bonds issued by the Texas Public Financing Authority (TPFA).

Pursuant to this proposed legislation, Texas Gas Service will submit an application to the RRC, within 60 days of the legislation becoming effective, for a financing order authorizing the amount of extraordinary costs for recovery, the period over which costs will be recovered, and other such specifications necessary for the issuance of securitized bonds. The RRC will have 90 days to consider the application. If approved, the TPFA will begin the process to issue the securitized bonds.
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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

FIRST QUARTER 2021 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $130.3 million in the first quarter 2021, compared with $133.2 million in the first quarter 2020.

Net margin, a non-GAAP financial measure, which is comprised of total revenues less cost of natural gas, increased $9.1 million compared with first quarter 2020, which primarily reflects:

•A $9.1 million increase from new rates, primarily in Texas and Oklahoma;
•A $2.3 million increase attributed primarily to net residential customer growth in Oklahoma and Texas; and
•A $1.4 million increase in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas, which is offset with higher regulatory amortization expense; offset partially by
•A $3.1 million decrease due to the reduction in net margin associated with the impact of weather normalization, net of increased sales volumes, primarily in Texas and Kansas.

First quarter 2021 operating costs were $128.6 million, compared with $121.4 million in the first quarter 2020, which primarily reflects:

•A $3.4 million increase in employee-related costs;
•A $1.6 million increase in outside services costs;
•A $1.5 million increase in expenses related to the company's response to the COVID-19 pandemic; and
•A $1.0 million increase in ad valorem taxes.

Depreciation and amortization expense for the first quarter 2021 was $52.3 million, compared with $47.5 million in the first quarter 2020, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the first quarter 2021, other expense, net, decreased $5.4 million compared with the same period last year, due primarily to a $4.9 million reduction in expense resulting from the change in the value of investments associated with nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess accumulated deferred income taxes (EDIT) of $8.1 million and $6.9 million for the three-month periods ended March 31, 2021, and 2020, respectively.

Capital expenditures and asset removal costs were $109.0 million for the first quarter 2021 compared with $123.4 million in the same period last year. The decrease was due primarily to differences in the timing of capital projects between the two periods.

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

REGULATORY ACTIVITIES UPDATE

Texas

Central-Gulf Service Area

In February 2021, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the Central-Gulf service area, requesting a $10.7 million increase to be effective in June 2021.

West Texas Service Area

In March 2021, Texas Gas Service made GRIP filings for all customers in the West Texas service area requesting an increase of $9.7 million to be effective in July 2021.

Other Texas Service Areas

In April 2021, Texas Gas Service filed annual Cost-of-Service Adjustments (COSA), for the incorporated areas of the Rio Grande Valley service area and the North Texas service area requesting increases in rates of $4.6 million and $2.2 million, respectively. If approved in each service area, new rates will become effective in August 2021.

2021 FINANCIAL GUIDANCE

ONE Gas reaffirmed its financial guidance issued on Jan. 19, 2021, with 2021 net income expected to be in the range of $198 million to $210 million, or $3.68 to $3.92 per diluted share. Capital expenditures, including asset removal costs, are expected to be approximately $540 million for 2021.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, May 4, 2021, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-263-0877, pass code 2525323, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2525323.

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is considered a non-GAAP financial metric used to measure the company's financial performance. Net margin is comprised of
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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms and does not include an allocation of general operating costs or depreciation and amortization. In addition, these regulatory mechanisms provide a method of recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of natural gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100% regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our operating income. A reconciliation of net margin to the most directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•regulations in local jurisdictions in which we operate authorizing utilities to record in a regulatory asset account or comparable account the expenses associated with Winter Storm Uri, including but not limited to gas costs, other costs related to the procurement and transportation of gas supply and the associated financing costs;
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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•conservation and energy efficiency efforts of our customers;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of storms, including Winter Storm Uri in the territories in which we operate and the related effects on supply, demand, and costs and disasters, and climate change;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to borrow funds, if needed, to meet our liquidity needs including raising the funds on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;
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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

•acts of nature and the potential effects of threatened or actual terrorism and war;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•discovery of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures, the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(Unaudited)	2021	2020
	(Thousands of dollars, except per share amounts)

Total revenues	$625,293	$528,168

Cost of natural gas	314,069	226,139

Operating expenses
Operations and maintenance	110,886	104,839
Depreciation and amortization	52,266	47,513
General taxes	17,727	16,473
Total operating expenses	180,879	168,825
Operating income	130,345	133,204
Other income (expense), net	(405)	(5,788)
Interest expense, net	(15,440)	(15,693)
Income before income taxes	114,500	111,723
Income taxes	(18,925)	(20,046)
Net income	$95,575	$91,677

Earnings per share
Basic	$1.79	$1.73
Diluted	$1.79	$1.72

Average shares (thousands)
Basic	53,372	53,007
Diluted	53,515	53,268
Dividends declared per share of stock	$0.58	$0.54

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Unaudited)	2021	2020
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$6,915,000	$6,838,603
Accumulated depreciation and amortization	2,004,345	1,971,546
Net property, plant and equipment	4,910,655	4,867,057
Current assets
Cash and cash equivalents	704,911	7,993
Accounts receivable, net	279,591	292,985
Materials and supplies	51,147	52,766
Natural gas in storage	44,321	93,946
Regulatory assets	43,944	56,773
Other current assets	34,757	35,406
Total current assets	1,158,671	539,869
Goodwill and other assets
Regulatory assets	2,346,816	366,956
Goodwill	157,953	157,953
Other assets	105,809	96,877
Total goodwill and other assets	2,610,578	621,786
Total assets	$8,679,904	$6,028,712

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	March 31,	December 31,
(Unaudited)	2021	2020
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 53,245,011 shares at March 31, 2021; issued and outstanding 53,166,733 shares at December 31, 2020	$532	$532
Paid-in capital	1,755,476	1,756,921
Retained earnings	548,068	483,635
Accumulated other comprehensive loss	(7,477)	(7,777)
Total equity	2,296,599	2,233,311
Long-term debt, excluding current maturities and net of issuance costs of $12,976 and $13,159, respectively	4,082,661	1,582,428
Total equity and long-term debt	6,379,260	3,815,739
Current liabilities
Notes payable	447,000	418,225
Accounts payable	227,955	152,313
Accrued taxes other than income	65,859	63,800
Regulatory liabilities	23,398	15,761
Customer deposits	57,241	68,028
Other current liabilities	57,583	78,952
Total current liabilities	879,036	797,079
Deferred credits and other liabilities
Deferred income taxes	685,901	656,806
Regulatory liabilities	537,129	547,563
Employee benefit obligations	89,860	97,637
Other deferred credits	108,718	113,888
Total deferred credits and other liabilities	1,421,608	1,415,894
Commitments and contingencies
Total liabilities and equity	$8,679,904	$6,028,712

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
(Unaudited)	2021	2020
	(Thousands of dollars)
Operating activities
Net income	$95,575	$91,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,266	47,513
Deferred income taxes	18,567	6,856
Share-based compensation expense	2,587	2,261
Provision for doubtful accounts	3,754	3,077
Changes in assets and liabilities:
Accounts receivable	9,640	22,608
Materials and supplies	1,619	2,342
Natural gas in storage	49,625	56,227
Asset removal costs	(9,885)	(9,888)
Accounts payable	87,202	(34,227)
Accrued taxes other than income	2,059	(1,182)
Customer deposits	(10,787)	285
Regulatory assets and liabilities - current	20,466	(3,920)
Regulatory assets and liabilities - non-current	(1,946,526)	8,852
Other assets and liabilities - current	(20,698)	(4,575)
Other assets and liabilities - noncurrent	(14,729)	(5,173)
Cash provided by (used in) operating activities	(1,659,265)	182,733
Investing activities
Capital expenditures	(99,093)	(113,517)
Other investing expenditures	(2,351)	(314)
Other investing receipts	241	650
Cash used in investing activities	(101,203)	(113,181)
Financing activities
Borrowings (repayments) on notes payable, net	28,775	(41,805)
Issuance of debt, net of discounts	2,498,895	—
Long-term debt financing costs	(35,110)	—
Dividends paid	(30,882)	(28,543)
Tax withholdings related to net share settlements of stock compensation	(4,292)	(5,988)
Cash provided by (used in) financing activities	2,457,386	(76,336)
Change in cash and cash equivalents	696,918	(6,784)
Cash and cash equivalents at beginning of period	7,993	17,853
Cash and cash equivalents at end of period	$704,911	$11,069

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2021	2020

Financial (in millions)
Net margin	$311.2	$302.1
Operating costs	$128.6	$121.4
Depreciation and amortization	$52.3	$47.5
Operating income	$130.3	$133.2
Capital expenditures and asset removal costs	$109.0	$123.4

Net margin on natural gas sales	$268.7	$260.7
Transportation revenues	$36.2	$34.2
Other revenues	$6.3	$7.2

Volumes (Bcf)
Natural gas sales
Residential	63.0	55.2
Commercial and industrial	18.5	16.3
Other	1.1	1.0
Total sales volumes delivered	82.5	72.6
Transportation	64.3	65.4
Total volumes delivered	146.9	138.0

Average number of customers (in thousands)
Residential	2,068	2,043
Commercial and industrial	162	163
Other	3	3
Transportation	12	12
Total customers	2,245	2,221

Heating Degree Days
Actual degree days	5,600	4,714
Normal degree days	5,236	5,246
Percent colder (warmer) than normal weather	7.0%	(10.1)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	908	895
Actual degree days	2,045	1,636
Normal degree days	1,775	1,775
Percent colder (warmer) than normal weather	15.2%	(7.8)%

Kansas
Average number of customers (in thousands)	651	648
Actual degree days	2,490	2,222
Normal degree days	2,461	2,461
Percent colder (warmer) than normal weather	1.2%	(9.7)%

Texas
Average number of customers (in thousands)	686	678
Actual degree days	1,065	856
Normal degree days	1,000	1,010
Percent colder (warmer) than normal weather	6.5%	(15.2)%

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ONE Gas Announces First Quarter 2021 Financial Results;
Declares Second Quarter Dividend; Reaffirms 2021 Financial Guidance
May 3, 2021

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended
	March 31,
(Unaudited)	2021	2020
	(Thousands of dollars)
Total revenues	$625,293	$528,168
Cost of natural gas	314,069	226,139
Net margin	$311,224	$302,029

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